Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 44 to the Registration Statement of Rydex ETF Trust (Form N-1A; File No. 333-101625) of our reports dated December 22, 2016 on the financial statements and financial highlights of each of the series constituting Rydex ETF Trust included in the Annual Reports to shareholders for the year ended October 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
February 24, 2017